Exhibit 99.1

On November 29, 2024, eXp World Technologies, LLC (“Seller”), a wholly owned subsidiary of eXp World Holdings, Inc. (the “Company”), completed the sale of substantially all of the assets, including intellectual property, used primarily in its Virbela application-based software platform (the “Business”) pursuant to the Asset Purchase Agreement, dated November 29, 2024 (the “Agreement”), with Virbela LLC (the “Buyer”). The Buyer is wholly owned by Alex Howland (“Howland”) and Erik Hill (“Hill”), the Seller’s former Co-Founder and President and Co-Founder and Vice President, Engineering, respectively. In exchange for the assets acquired by the Buyer under the Agreement, the Buyer assumed all liabilities relating to the Business, subject to specified exceptions, and  Howland and Hill waived severance payments in the aggregate amount of $252,100 contractually owed to them by the Seller upon their termination of employment, which became effective upon the closing of the transactions under the Agreement. The results of the Business were previously reported in the Company’s Virbela segment, which was classified as a discontinued operation beginning in the first quarter of 2024 and reflected in the Company’s Quarterly Reports on Form 10-Q for the first quarter ended March 31, 2024, as filed on May 1, 2024, second quarter ended on June 30, 2024, as filed on July 31, 2024, and third quarter ended September 30, 2024, as filed on November 7, 2024.

The unaudited condensed consolidated pro forma financial statements have been prepared for informational purposes and to assist in the analysis of the Seller’s sale of the Business to the Buyer. This information should be read together with the historical consolidated financial statements and related notes of the Company included in its Annual Reports on Form 10-K for the years ended December 31, 2023, December 31, 2022, and December 31, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2024, June 30, 2024, and March 31, 2024.

The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2023, December 31, 2022 and December 31, 2021, assume the sale occurred on the first day of the earliest fiscal period presented and reflect the Business as a discontinued operation for the periods presented. The unaudited pro forma condensed consolidated financial statements are derived from the historical consolidated financial statements of the Company and are based on assumptions that management believes are reasonable in the circumstances.

EXP WORLD HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share amounts and per share data)

(UNAUDITED)

	For the Year Ended December 31, 2023
	As Reported	Virbela Separation (A)	Pro Forma
Revenues	$ 4,281,105	$ 7,284	$ 4,273,821
Operating expenses
Commissions and other agent-related costs	3,957,054	3,157	3,953,897
General and administrative expenses	319,153	11,807	307,346
Sales and marketing expenses	12,156	100	12,056
Impairment expense	9,203	9,203	-
Total operating expenses	4,297,566	24,267	4,273,299
Operating (loss) income	(16,461)	(16,983)	522
Other (income) expense
Other income, net	(4,414)	(31)	(4,383)
Equity in losses of unconsolidated affiliates	1,388	-	1,388
Total other (income) expense, net	(3,026)	(31)	(2,995)
(Loss) income before income tax expense	(13,435)	(16,952)	3,517
Income tax (benefit) expense	(4,462)	(1,992)	(2,470)
Net (loss) income	($ 8,973)	($ 14,960)	$ 5,987
Earnings (loss) per share
Basic, net (loss) income	($ 0.06)		$ 0.04
Diluted, net (loss) income	($ 0.06)		$ 0.04
Weighted average shares outstanding
Basic	153,232,129		153,232,129
Diluted	153,232,129		153,232,129

EXP WORLD HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share amounts and per share data)

(UNAUDITED)

	For the Year Ended December 31, 2022
	As Reported	Virbela Separation (A)	Pro Forma
Revenues	$ 4,598,161	$ 8,485	$ 4,589,676
Operating expenses
Commissions and other agent-related costs	4,231,262	2,759	4,228,503
General and administrative expenses	346,132	16,508	329,624
Sales and marketing expenses	15,359	166	15,193
Total operating expenses	4,592,753	19,433	4,573,320
Operating income (loss)	5,408	(10,948)	16,356
Other (income) expense
Other income, net	(804)	(1)	(803)
Equity in losses of unconsolidated affiliates	1,624	-	1,624
Total other (income) expense, net	820	(1)	821
Income (loss) before income tax expense	4,588	(10,947)	15,535
Income tax (benefit) expense	(10,836)	(105)	(10,731)
Net (loss) income	15,424	(10,842)	26,266
Net loss attributable to noncontrolling interest	(18)	-	(18)
Net (loss) income attributable to eXp World Holdings, Inc.	$ 15,442	($ 10,842)	$ 26,284
Earnings (loss) per share
Basic, net (loss) income	$ 0.10		$ 0.17
Diluted, net (loss) income	$ 0.10		$ 0.17
Weighted average shares outstanding
Basic	151,036,110		151,036,110
Diluted	156,220,165		156,220,165

EXP WORLD HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share amounts and per share data)

(UNAUDITED)

	For the Year Ended December 31, 2021
	As Reported	Virbela Separation (A)	Pro Forma
Revenues	$ 3,771,170	$ 8,615	$ 3,762,555
Operating expenses
Commissions and other agent-related costs	3,475,139	2,198	3,472,941
General and administrative expenses	249,699	19,260	230,439
Sales and marketing expenses	12,180	890	11,290
Total operating expenses	3,737,018	22,348	3,714,670
Operating income (loss)	34,152	(13,733)	47,885
Other (income) expense
Other expense, net	292	-	292
Equity in losses of unconsolidated affiliates	188	-	188
Total other (income) expense, net	480	-	480
Income (loss) before income tax expense	33,672	(13,733)	47,405
Income tax (benefit) expense	(47,487)	-	(47,487)
Net (loss) income	81,159	(13,733)	94,892
Net loss attributable to noncontrolling interest	(61)	-	(61)
Net income (loss) attributable to eXp World Holdings, Inc.	$ 81,220	($ 13,733)	$ 94,953
Earnings (loss) per share
Basic, net (loss) income	$ 0.56		$ 0.65
Diluted, net (loss) income	$ 0.51		$ 0.60
Weighted average shares outstanding
Basic	146,170,871		146,170,871
Diluted	157,729,374		157,729,374

EXP WORLD HOLDINGS, INC.

Notes to Consolidated Financial Statements

(Amounts in thousands, unless otherwise noted)

(A)	Reflects the discontinued operations, including results of operations attributable to Virbela which were included in the Company’s historical audited and unaudited consolidated financial statements. In accordance with ASC 205-20, Presentation of Financial Statements – Discontinued Operations, the amounts exclude the following:
1.	The impact of intercompany activity between the Company and Virbela, including intercompany sales of $2.5 million, $2.2 million and $1.9 million, respectively, for the years ended December 31, 2023, 2022 and 2021, respectively, that were eliminated in consolidation.
(B)	The pro forma effects of the Virbela disposition on the Company’s consolidated balance sheet at December 31, 2023, assuming disposition had closed on December 31, 2023, would have been as follows:
●	Total assets of $385.7 million would have been reduced by $5.8 million, reflecting the removal of the assets of discontinued operations held for sale at December 31, 2023.
●	Total liabilities of $141.7 million would have been reduced by $1.8 million, reflecting the removal of the liabilities of discontinued operations held for sale at December 31, 2023.